EXHIBIT 10.0

NEWCO ICE CREAM
INDEPENDENT CONTRACTOR AGREEMENT

This Independent CONTRACTOR Agreement (the “Agreement”) is made and entered into as of this 31st day of July, 2009, by and between Newco Ice Cream, Inc., a Nevada corporation (the “Company”) and Joseph Masters and Phillip Nagele, (“Contractors”).

WHEREAS, the Company sells Ice Cream Gift Products (Business); and

WHEREAS, the Company desires to retain the CONTRACTORS to provide services, and CONTRACTORS desire to be so retained and to perform those services for the Company.

NOW, THEREFORE, CONTRACTORS and the Company agree as follows:

1.   Character and Extent of Services.  During the term of this Agreement, CONTRACTORS shall provide business advisory and sales services for the Company, specifically for the Business.

2.   Term.  This Agreement shall commence on the date first above written and shall continue for a period of five (5) years, unless sooner terminated in accordance with the terms of this Agreement.  This agreement may be renewed yearly with 30 day written notice signed by both parties.

3.   Independent Contractors.  It is understood and agreed that CONTRACTORS are independent Contractors in the performance of this contract, that CONTRACTORS shall perform the contracting activity under the control of the Company as to the result of such activity only and not as to the means by which such result is accomplished and that CONTRACTORS are providing services on an as needed basis.  Further, CONTRACTORS shall not be entitled to participate in any plans, insurance or similar benefits for Company employees, including, but not limited to, vacation pay, sick leave, holiday pay, retirement benefits, social security benefits, disability or unemployment insurance benefits, health or accident insurance, etc.  CONTRACTORS are neither an agent nor employee of the Company, and has no authority whatsoever to bind the Company by contract or agreement of any kind.  The Company shall not withhold federal or state income taxes from CONTRACTORS’s fees payable hereunder and shall not pay FICA, state unemployment or other employment taxes or disability payments with respect to the CONTRACTORS, such items and such payments being the sole responsibility of the CONTRACTORS.

4.   Compensation.  For and in consideration of the offer by the Company to retain the CONTRACTORS, the CONTRACTORS will pledge any and all rights to their ownership and work product assets to the Company, that were developed prior to this Agreement, as listed in SCHEDULE A. For and in consideration of the services to be rendered by CONTRACTORS to the Company, it is agreed that the Company shall pay CONTRACTORS:

a. $100,000 in NEWCO stock as follows: (i) $50,000 restricted stock at filing of S-1with the United States Securities and Exchange Commission, Shares of Purchaser’s restricted common stock.  (ii) $50,000 un-restricted stock at 6 month anniversary of filing of S-1, Shares of Purchaser’s restricted common stock as traded on the OTCBB.

b.  Royalty: $10 per sale that is generated directly from SICI's customer list, or comes directly through any of the websites listed below, for 5 full years from execution date, or until sale or change in control of NEWCO.

This fee will be paid on last day of month, starting August 31, 2009.

5.   Expenses. CONTRACTORS shall be solely responsible for all expenses incurred by the CONTRACTORS during the term of this Agreement and shall not be entitled to reimbursement from the Company unless otherwise agreed to in advance by the Company in writing.

6.   Confidentiality.  CONTRACTORS acknowledges that, in the course of providing services hereunder, CONTRACTORS will learn certain confidential information about the Company’s business.  CONTRACTORS agrees to keep all such information strictly confidential and not use it for CONTRACTORS’s own benefit nor disclose or divulge such information to any person outside of the Company.  The parties acknowledge that the provisions of this Section 6 shall not apply to any information which: (i) had been rightfully in the possession of the recipient prior to its disclosure to the recipient; (ii) had been in the public domain prior to its disclosure to the recipient; (iii) has become part of the public domain by publication or by any other means except an unauthorized act or omission on the part of the recipient; (iv) had been supplied to the recipient without restriction by a third party who is under no obligation to maintain such information in confidence; or (v) is required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.  The provisions of this Section 6 shall survive any termination or expiration of this Agreement.

7.   Covenant Not to Compete.  CONTRACTORS hereby agrees that CONTRACTORS will not, either during while engaged by the Company or during the period of one (1) year from the time of expiration or termination of this Agreement for whatever reason, engage in any business activities on behalf of any enterprise which competes with the Company in the Business, unless approved the by the Company in writing.  CONTRACTORS will be deemed to be engaged in such competitive business activities if CONTRACTORS participate in such a business enterprise as an employee, officer, director, CONTRACTORS, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

                       CONTRACTORS further agree that CONTRACTORS shall not for CONTRACTORS or for anyother person, firm, corporation, partnership or other entity, for a period of one (1) year from the timeCONTRACTORS’ engagement under this Agreement ceases (for whatever reason), directly or indirectly:

                        (i)  solicit any sales agent, employee, former employee who was employed by the Company in the preceding 90 days or full-time CONTRACTORS of the Company for the purposes of hiring or retaining such sales agent, employee or CONTRACTORS,

(ii) contact any present or prospective client of the Company to solicit such a person to enter into a contract or arrangement with any competitor of the Company, or

(iii) make known the names and/or addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such clients.

            The provisions of this Section 7 shall survive any termination or expiration of this Agreement.

                        8.   Ownership of Developments.  All copyrights, patents, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship develop or created by CONTRACTORS during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by CONTRACTORS for hire for the Company within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by CONTRACTORS for hire for the Company, CONTRACTORS agree to assign and automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the CONTRACTORS may have in such Work Product.  Upon the request of the Company, CONTRACTORS shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

            Solely for purposes of Sections 6, 7, 8 and 9 hereof only, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.  The provisions of this Section 8 shall survive any termination or expiration of this Agreement.

9.   Remedies.   CONTRACTORS acknowledge and agree that the Company’s remedy at law for a breach or threatened breach of any of the above provisions of Section 6, 7 and 8 would be inadequate and the breach shall per se be deemed as causing irreparable harm to the Company.  In recognition of this fact, in the event of a breach by CONTRACTORS of any of the provisions of Section 6, 7 and 8 of this Agreement, CONTRACTORS agree that, in addition to any remedy at law available to the Company, the Company shall be entitled to obtain injunctive relief, or any other appropriate equitable remedy, without having to post a bond or other security. It is expressly understood and agreed by CONTRACTORS that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of CONTRACTORS, such provision in this Agreement shall not be rendered void but shall be deemed to be amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.  The provisions of this Section 9 shall survive any termination or expiration of this Agreement.

10.   Termination.  This Agreement may be terminated by either party on thirty (30) days written notice to the other party.  In the event of such termination, CONTRACTORS shall receive all sums owed through the date of termination and the Company shall have no further liability to CONTRACTORS thereafter.  The Company will retain the assets listed in Schedule A.

11.   Indemnification.  CONTRACTORS shall indemnify, defend and hold harmless the Company, its parent, subsidiaries, affiliates and their directors, officers, employees, agents, successors and assigns from and against any and all third party claims, suits and liabilities (including reasonable attorney’s fees) arising out of or resulting from, in whole or in part, any actual or alleged acts or omissions of CONTRACTORS in connection with the performance of or failure to perform CONTRACTOR's obligations under this Agreement.  The provisions of this Section 11 shall survive any termination or expiration of this Agreement.

The Company shall indemnify, defend and hold harmless CONTRACTORS, its parent, subsidiaries, affiliates and their directors, officers, employees, agents, successors and assigns from and against any and all third party claims, suits and liabilities (including reasonable attorney’s fees) arising out of or resulting from, in whole or in part, any actual or alleged acts or omissions of the Company in connection with the performance of or failure to perform he Company’s obligations under this Agreement.  The provisions of this Section 11 shall survive any termination or expiration of this Agreement.

12.   Representations of CONTRACTORS.  CONTRACTORS has represented and hereby represents and warrants to the Company that CONTRACTORS is not subject to any restriction or non-competition covenant in favor of any other person or entity, and that the execution of this Agreement by CONTRACTORS and engagement by the Company and the performance of duties hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity.  Further, CONTRACTORS agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against CONTRACTORS based upon or arising out of any restriction or non-competition agreement or invention and secrecy agreement between CONTRACTORS and such third party.  The provisions of this Section 12 shall survive any termination or expiration of this Agreement.

13.   Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Nevada.

14.   Counterparts and Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.  A facsimile signature shall be considered the same as an original.

15.   Arbitration.  Any dispute or disagreement arising between the parties hereto in connection with this Agreement, which is not settled to the mutual satisfaction of the parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be submitted to arbitration in Las Vegas, Nevada to a member of the American Arbitration Association ("AAA") to be mutually appointed by the parties (or, in the event the parties cannot agree on a single such member, to a panel of three members selected in accordance with the rules of the AAA).  The dispute or disagreement shall be settled in accordance with the Commercial Arbitration Rules of the AAA and the decision of the arbitrator(s) shall be final and binding upon the parties and judgment may be obtained thereon in a court of competent jurisdiction.  The prevailing party shall be entitled to recover from the other party the fees and expenses of the arbitrator(s) as well as reasonable attorneys' fees, costs and expenses incurred by the prevailing party.

16.   Post Closing Termination Conditions:  The Company will have the right to

(i) The satisfactory completion by Company of an investigation of Contractors' assets as per Schedule A and the approval of the results of such investigation,

(ii) The satisfactory completion by Company of CONTRACTORS' financial statements as of and for the periods ended December 30, 2005, 2006, 2007 and 2008; June 30, 2009; and for any period between June 30, 2009 and the closing date.

17.   Access:  From and after the date of this Agreement, the Company and Contractors shall provide each party’s’ attorneys, accountants, advisors, representatives, affiliates and prospective lenders and investors with full and complete access to all assets, contracts, books, records, financial statements and employees of Company and its affiliates, and (b) compile and provide each party with such information as may be reasonably requested.  Each party will bear its respective costs of due diligence.  The parties will use best efforts to complete their due diligence within 10 days after signing of this letter.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first set forth above.

Joseph Masters
By:___________________________________

Phillip Nagele
By:___________________________________

Newco Ice Cream, Inc.:
By:___________________________________
Matthew L. Schissler
Chairman

Schedule A

List of Assets:
Newco will acquire and retain rights forever from this day forward  to the assets listed below in exchange for offering this Independent Contractor Agreement.  The assets below will survive any termination of this agreement and remain solely in possession and owned by Newco, with no rights granted to the Contractors:

1. Customer List with all contact information in its entirety

2. Receiver List in it's entirety.

3. Send-ice-Cream.com, Collegeicecream.com and Icecreamgift.com,andany/all other domain names. These websites will be delivered "as is."

4. Merchant processing system for websites.